Exhibit 8.3

[Letterhead of Nauta Dutilh]

société Air France

45, rue de Paris

95747 Roissy-CDG Cedex

France

Ladies and Gentlemen:

Exchange offer for all outstanding common shares of KLM Royal Dutch Airlines (tax opinion)

We have acted as special counsel on Netherlands tax law to you in connection with the exchange offer for all outstanding shares of KLM Royal Dutch Airlines as described in the Registration Statement on Form F-4 of Air France as filed with the U.S. Securities and Exchange Commission on March 30, 2004 (the “Registration Statement”). In expressing our opinion set forth in the discussion under the caption “Taxation – Dutch Tax Considerations” in the Registration Statement we have exclusively reviewed and relied upon the Registration Statement. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We are issuing this letter pursuant to your obligations under the U.S. Securities Act of 1933, as amended.

Our opinion, subject to the limitations and conditions set forth therein, concerning certain Netherlands tax consequences in respect of the afore-mentioned exchange offer, is set forth in the discussion under the caption “Taxation – Dutch Tax Considerations” in the Registration Statement.

We hereby consent to the filing of this letter with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement, the incorporation by reference to this opinion as Item 12, Exhibit (h)(3) in a Tender Offer Statement on Schedule TO filed with the SEC and the reference to us under the heading “Taxation—Dutch Tax Considerations” in the Prospectus included in the related Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours sincerely,

on behalf of Nauta Dutilh N.V.

/s/    P.C. Elias

P.C. Elias